CERTIFICATE OF AMENDMENT
                 OF ARTICLES OF INCORPORATION
                             OF
                         AMEXAN, INC.

We the undersigned, Douglas Ansell (President/Director) and Bruce
N. Barton (Secretary/Director) of the Corporation de hereby certify:

That the Board of Directers of the Corporation at a meeting duly convened and held on the first day of June 1998, adopted a resolution to amend the original articles as follows:

         Article 1 is hereby amended to read as follows:

       The name of the Corporation is "Nostalgia Motorcars, Inc."

The number of shares at the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 5,000,000; that the said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/  Douglas Ansell                  /s/  Bruce Barton
Douglas Ansell, President            Bruce Barton, Secretary

Verification

State Of Nevada
                 SS
County Of Clark

The undersigned Notary Public certified, deposes, and states that: Bruce Barton and Douglas Ansell personally appeared before me and executed the foregoing on behalf of the Corporation as its President and Secretary, respectively, this first day of June 1998.


By: /s/___________________________
Notary Public in and for said
County and State